THERMON APPOINTS LINDA DALGETTY TO ITS BOARD OF DIRECTORS

SAN MARCOS, Texas, March 22, 2018 - Thermon Group Holdings, Inc. (NYSE:THR) (the "Company") today announced that Linda A. Dalgetty has been appointed to its boards of directors (the "Board"), effective May 1, 2018.

Ms. Dalgetty, age 56, is currently Vice President, Finance and Services at the University of Calgary, a public research university, a position she has held since July 2014. In her role at the University of Calgary, she has direct responsibility for a large portfolio that includes finance, human resources, information technology, risk, ancillary operations and internal audit. Prior to joining the University of Calgary in 2014, Ms. Dalgetty served as Senior Vice President and Chief Financial Officer of Saxon Energy Services, Inc. from 2013 to 2014, during which time she was responsible for all of the financial functions of a global organization, including reporting, planning, operational accounting and information technology. Prior to her role at Saxon, Ms. Dalgetty served from 1995 to 2013 in various roles of increasing responsibility at Nutrien Ltd. (formerly, Agrium Inc. ("Agrium")) and Agroservicios Pampeanos SA (a wholly-owned Argentine subsidiary of Agrium), with her final role being Agrium's Chief Information Officer. Ms. Dalgetty began her early career working as an audit manager with Ernst & Young LLP from 1989 to 1995. Ms. Dalgetty holds a bachelor of commerce degree from the Haskayne School of Business at the University of Calgary. She is also a chartered accountant and earned an associate diploma in agribusiness from the University of Guelph. Ms. Dalgetty brings broad-based North American and international financial expertise and business experience to the Board. In addition, Ms. Dalgetty has led crisis management efforts related to cybersecurity matters.

"We are pleased to welcome Linda as a new independent director and believe she will be a significant asset to the Board," said Bruce Thames, President and Chief Executive Officer. "Our Board, via the nominating and corporate governance committee, regularly evaluates Board and committee composition to ensure it includes the appropriate skills, experience, perspective and diversity necessary to drive growth for our shareholders. We believe Linda will offer unique perspectives, international insights and financial literacy and expertise that will be invaluable as we grow. We are honored that she has agreed to serve on our Board.”

Following Ms. Dalgetty's appointment, Thermon's Board will be comprised of 9 directors, 8 of whom are independent. The Company expects Ms. Dalgetty to serve on the Company's audit and nominating and corporate governance committees.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

CONTACT:
Sarah Alexander
(512) 396-5801
Investor.Relations@thermon.com